June 23, 2010

Michael K. Clark
157 Beach 135th St
Belle Harbor, NY 11694

Dear Mr. Clark:

On behalf of Sanswire Corp. I would like to invite you to join the Company’s Board of Directors as Chairman.  I believe that your knowledge and experience as the president and CEO of major corporations will be an invaluable addition to the Company

As a member of the Board of Directors you would be compensated as follows:

5,000,000 shares of Sanswire Common Stock for your first year as director.

We expect to have at least 4 meetings per year. You can attend by phone, but we would like to have at least one yearly meeting where all directors are present in person. The Company will pay all travel and accommodation expenses for meetings attended in person.

Please indicate your acceptance to serve on the Board by signing below

We look forward to working with you.

Sincerely,	Read, Accepted and Agreed

/s/ Thomas Seifert	/s/Michael K. Clark
Thomas Seifert	Michael K. Clark
Director